UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2019

THE COOPER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8597	94-2657368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588

(Address of principal executive offices)

(925) 460-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2019, The Cooper Companies, Inc. (the “Company”) entered into executive employment agreements with each of Albert G. White III, President and Chief Executive Officer, Brian G. Andrews, Senior Vice President, Chief Financial Officer and Treasurer, Daniel G. McBride, Executive Vice President and Chief Operating Officer and President of CooperVision, Inc., Holly R. Sheffield, Executive Vice President and Chief Strategy Officer, and Robert D. Auerbach, M.D., President of CooperSurgical, Inc., each of which is effective as of November 1, 2018 and supersedes in their entirety any prior employment, severance or change in control arrangement with the Company.

Each executive employment agreement sets forth the applicable executive’s current title and reporting relationship, and provides for an annual base salary, an annual performance bonus with a target level determined pursuant to the Company’s Incentive Payment Plan, eligibility in all employee benefit plans maintained by the Company for the benefit of its executives generally and severance benefits upon certain qualifying terminations of employment, as described in more detail below. Each executive’s annual base salary under his or her executive employment agreement is as follows: Mr. White: $925,000; Mr. Andrews: $425,000; Mr. McBride: $700,000; Ms. Sheffield: $525,000; and Dr. Auerbach: $425,000. Each executive will be eligible to receive a true-up payment to reflect such base salaries being in effect as of November 1, 2018.

Pursuant to the executive employment agreements, in the event the executive is terminated by the Company without “cause” or resigns for “good reason” (each, as defined in the executive employment agreements), in each case, other than during the period beginning three months prior to and ending 12 months after a change in control, the executive will be eligible to receive: (i) severance equal to 24 months of executive’s base salary paid in the form of continuing installments on the Company’s ordinary payroll schedule; (ii) a lump sum payment equal to his or her target bonus for the year of termination; (iii) 12 (or 24 for Messrs. White and McBride) months’ acceleration of the executive’s time-based equity awards, unless otherwise provided in any equity award granted after November 1, 2018, and provided that any time-based equity awards that are subject to “cliff” vesting are converted to monthly vesting in order to effect such acceleration; (iv) extended exercisability of outstanding equity awards until at least the first anniversary of the termination date (but in no event beyond the original expiration date); and (v) reimbursement of monthly COBRA premiums for up to 24 months following the termination date.

In the event the executive is terminated by the Company without cause or resigns for good reason during the period beginning three months prior to and ending 12 months after a change in control, he or she will be eligible to receive: (i) severance equal to 36 months of executive’s base salary paid in the form of continuing installments on the Company’s ordinary payroll schedule; (ii) a lump sum payment equal to his or her target bonus for the year of termination; (iii) full accelerated vesting of outstanding equity awards, with performance-based equity awards vesting based on the target level of achievement; (iv) extended exercisability of outstanding equity awards until at least the first anniversary of the termination date (but in no event beyond the original expiration date); and (v) reimbursement of monthly COBRA premiums for up to 36 months following the termination date.

In the event the executive is terminated due to death or disability, he or she will be eligible to receive: (i) a lump sum payment equal to his or her target bonus for the year of termination, prorated based on the termination date; (ii) accelerated vesting of outstanding performance-based equity awards, prorated as set forth in the applicable award agreements; (iii) monthly prorated accelerated vesting of time-based equity awards; and (iv) extended exercisability of outstanding equity awards until at least the first anniversary of the termination date (but in no event beyond the original expiration date).

The receipt of all of the foregoing severance payment and benefits is subject to the executive’s continued compliance with all of his or her obligations to the Company, including under each executive’s confidential information agreement with the Company, and the executive’s execution and delivery of a release of claims against the Company.

In addition, the executive employment agreements include an Internal Revenue Code (“Code”) Section 280G “best pay” provision pursuant to which in the event any payments or benefits received by the executive would be subject to an excise tax under Code Section 4999, the executive will receive either the full amount of such payments or a reduced amount such that no portion of the payments is subject to the excise tax, whichever results in the greater after-tax benefit to the executive.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COOPER COMPANIES, INC.

By:	/s/ Randal L. Golden
Randal L. Golden
Vice President, Secretary & General Counsel

Dated: April 18, 2019